UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 9, 2015

            Capital Auto Receivables LLC

(Depositor with respect to Securities)

Delaware	033-49169	47-7162564
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Capital Auto Receivables LLC 200 Renaissance Center Detroit, Michigan	48265
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code:	(313) 656-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.      Other Events

This Current Report on Form 8-K is being filed to supply certain delinquency, repossession, bankruptcy and net loss data information to investors.

Delinquencies, Repossessions, Bankruptcies and Net Losses on Ally Financial Retail Assets

For Ally Financial’s entire U.S. portfolio of new and used retail car and light truck receivables, including receivables sold by Ally Financial that it continues to service, the following table shows Ally Financial’s experience for both new and used retail car and light truck receivables on a combined basis for:

• delinquencies,

• repossessions,

• bankruptcies, and

• net losses.

Fluctuations in delinquencies, repossessions, bankruptcies and net losses generally follow trends in the overall economic environment and may be affected by such factors as:

• competition for obligors,

• the supply and demand for both new and used cars and light trucks,

• consumer debt burden per household, and

• personal bankruptcies.

Increases in Ally Financial’s delinquencies and losses beginning in 2011 and continuing through the third quarter of 2015 are consistent with expectations and are reflective of a more balanced and profitable asset composition.

There can be no assurance that the delinquency, repossession, bankruptcy and net loss experience on the receivables will be comparable to that set forth below or that the factors or beliefs described above will remain applicable. The following table excludes receivables acquired by Ally Bank.

	Nine Months Ended September 30,		Year Ended December 31,

New and Used Car and Light Truck Contracts	2015	2014	2014	2013	2012	2011	2010
Total Retail Contracts Outstanding at the End of the Period (excluding bankruptcies) (in thousands)
New Vehicles (in thousands)	842	870	856	991	1,168	1,411	1,575
Used Vehicles (in thousands)	918	799	817	737	684	647	527
Total (in thousands)	1,760	1,669	1,673	1,728	1,852	2,058	2,102
Month-End Delinquency Dollars
31-60 Days	3.96%	3.42%	3.95%	3.34%	2.70%	2.25%	2.69%
61-90 Days	0.79%	0.65%	0.80%	0.67%	0.56%	0.30%	0.41%
91 Days or More	0.14%	0.13%	0.15%	0.14%	0.10%	0.04%	0.04%
Repossessions as a Percent of Average Number of Contracts Outstanding (including bankruptcies)	3.29%	3.02%	3.15%	2.46%	1.74%	2.04%	2.56%
Net Losses as a Percent of Liquidations	2.31%	2.16%	2.37%	1.81%	1.17%	1.32%	2.14%
Net Losses as a Percent of Average Gross Receivables	1.02%	1.02%	1.10%	0.86%	0.55%	0.66%	1.09%
Net Losses as a Percent of Average Net Receivables(1)	1.43%	1.34%	1.47%	1.04%	0.61%	0.70%	1.36%
Total Retail Contracts Outstanding at End of the Period (including bankruptcies) (in thousands)	1,805	1,712	1,716	1,774	1,901	2,111	2,159
Bankruptcies as a Percent of Average Number of Contracts Outstanding (including bankruptcies)	2.49%	2.56%	2.55%	2.60%	2.52%	2.60%	2.47%
Bankruptcies Month-End Delinquency Dollars—31 Days or More	0.73%	0.65%	0.71%	0.70%	0.62%	0.58%	0.72%

(1)	Net Losses as a Percent of Average Net Receivables is an accounting-based metric and, therefore, reflects write-downs that occur based on Federal Financial Institutions Examination Council guidance.

	Nine Months Ended September 30,		Year Ended December 31,

New and Used Car and Light Truck Contracts	2015	2014	2014	2013	2012	2011	2010
Average Bankruptcies	44,588	44,402	44,193	47,768	50,637	55,115	57,623
Average Retail Contracts (including bankruptcies)	1,793,794	1,734,730	1,729,702	1,833,720	2,007,972	2,123,633	2,336,226

Our current practice is generally to write off receivables, other than those with respect to which the related obligor is in bankruptcy, at the point amounts are deemed to be uncollectible or have been repossessed and sold. We will normally begin repossession activity once the receivable becomes 60 days past due. The “Month-End Delinquency Dollars” represent the remaining principal balance (adjusted for write downs) as of the ledger closing date for the month. The “Net Losses as a Percent of Liquidations” and the “Net Losses as a Percent of Average Gross Receivables” percentages in the preceding table are based on the gross balance of the receivables, which includes unearned finance charges. Liquidations represent all reductions to the receivables based on cash receipts from all sources as well as charge-offs. The “Net Losses as a Percent of Average Net Receivables” percentages in the preceding table are based on the net balance of the receivables, which is the principal amount outstanding less unearned income. Unearned income, which includes unearned rate support received from an automotive manufacturer on certain automotive loans and deferred origination fees reduced by origination costs, is amortized over the contractual life of the related receivable or loan using the effective interest method. The “Bankruptcies as a Percent of Average Number of Contracts Outstanding (including bankruptcies)” percentages in the preceding table represent the number of bankruptcies on the last day of each month and averaged for the indicated period divided by the number of receivables outstanding on the last day of each month and averaged for the indicated period.

The “Repossessions as a Percent of Average Number of Contracts Outstanding (including bankruptcies),” “Net Losses as a Percent of Average Gross Receivables” and “Net Losses as a Percent of Average Net Receivables” for the nine months ended September 30, 2014 and 2015 are reported as annualized rates, which may not reflect the actual annual results.

The “Net Losses as a Percent of Average Net Receivables” represent accounting write-downs net of recoveries on Ally Financial’s U.S. automotive portfolio of new and used retail car and light and medium duty truck receivables. Net losses include the initial write-down to estimated fair market value of all repossessed vehicles in the month of repossession, as well as accounts that are 120 days past due and bankruptcies that are 60 days past due and past notification.

The “Average Bankruptcies” is the number of receivables in bankruptcy outstanding on the last day of each month and averaged for the indicated period.

The “Average Retail Contracts (including bankruptcies)” is calculated by averaging the month-end retail contracts outstanding (including bankruptcies) for each month in the indicated period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL AUTO RECEIVABLES LLC

By: /s/ M. T. St. Charles
Name: M. T. St. Charles
Title: Vice President

Dated: December 9, 2015